QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
PROS HOLDINGS, INC.

        I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporate Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby CERTIFY AS FOLLOWS:

ARTICLE I

        The name of the Corporation is PROS Holdings, Inc. (the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is the Corporation Service Company.

ARTICLE III

        The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 35,842,624 shares of which (a) 7,842,624 shares shall be preferred stock, par value $.001 per share ("Preferred Stock"), and (b) 28,000,000 shares shall be common stock, par value $.001 per share ("Common Stock").

        Except as otherwise restricted by this Certificate of Incorporation, the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

        Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

        The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

PREFERRED STOCK

        Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The vested authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

        (a)   the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 7,842,624 shares);

        (b)   the annual dividend rate, if any, on shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

        (c)   whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

        (d)   the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or purchase fund and, if so, the terms of such obligation;

        (e)   whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or any stock of any series of the same class or any other class or classes or any evidences of indebtedness and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

        (f)    whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including, without limitation, whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

        (g)   the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the Corporation;

        (h)   whether the shares of such series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the Corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of such series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

        (i)    any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to any such series.

        Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors. The shares of Preferred Stock of any one series shall be identical with the other shares in such series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

        Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

        Subject to the rights of any outstanding shares of any series of Preferred Stock, this Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected provided that the powers, preferences and rights and the qualification and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and the qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors by this Article IV. Approval of any such amendment by the holders of the Common Stock shall not be required and any such amendment shall be deemed not to have affected the holders of the Common Stock adversely.

        Subject to the rights of any outstanding shares of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

A.    SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

        1.    Designation.    A total of three million nine hundred twenty-one thousand three hundred and twelve (3,921,312) shares of the Corporation's Preferred Stock shall be designated as Series A Convertible Redeemable Preferred Stock, $.001 par value per share (the "Convertible Preferred Stock").

        2.    Election of Directors; Voting.

          (a)    Election of Directors.    The holders of outstanding shares of Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect two (2) Directors of the Corporation. Such Directors shall be the candidates receiving the highest number of affirmative votes (with each holder of Convertible Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Preferred Stock held by such holder) of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Stock Director Designees"), with votes cast against such candidates and votes withheld having no legal effect. The election of the Convertible Preferred Stock Director Designees by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Convertible Preferred Stock. If at any time when any share of Convertible Preferred Stock is outstanding either of the Convertible Preferred Stock Director Designees should cease to be a Director for any reason, the vacancy or vacancies shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of outstanding shares of Convertible Preferred Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section A.2(b).

          (b)    Voting Generally.    The holder of each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which each share of Convertible Preferred Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or for written consent of stockholders, if applicable, multiplied by the number of shares of Convertible Preferred Stock held of record by such holder on such date. The holder of each share of Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

        3.    Dividends.    The holders of Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative (non-compounding) dividends on the Convertible Preferred Stock in cash, at the rate per annum of four and two-tenths percent (4.2%) of the Convertible Base Liquidation Preference Amount (as defined in Section A.4 below), or $0.26777 per share of Convertible Preferred Stock as of June 8, 1998 (the "Convertible Cumulative Dividend"). Such dividends will accumulate commencing as of the date of issuance of the Convertible Preferred Stock and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Convertible Cumulative Dividends shall become due and payable with respect to any share of Convertible Preferred Stock as provided in Sections A.4, A.5, A.6, B.4 and B.5. So long as any shares of Convertible Preferred Stock are outstanding and the Convertible Cumulative Dividends have not been paid in full in cash: (a) no dividend whatsoever shall be paid or declared, and no distribution; except as permitted in Section A.8(e), shall be made, on any capital stock of the Corporation ranking junior to the Convertible Preferred Stock; and, (b) except as permitted by Sections A.8(c)(ii), (iii), and (iv), no shares of capital stock of the Corporation ranking junior to the Convertible Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. All numbers relating to the calculation of dividends pursuant to this Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Convertible Preferred Stock.

        4.    Liquidation.

          (a)    Liquidation Preference.    Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event") or Extraordinary Transaction (as defined in Section A.9(a) below), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, an amount in cash equal to (i) $6.37542 per share of Convertible Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock) (the "Convertible Base Liquidation Preference Amount"), plus (ii) any accumulated but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is then entitled pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued pursuant to Section A.5(c) to which such holder of Convertible Preferred Stock is entitled (collectively, the "Convertible Preferred Liquidation Preference Amount"), and thereafter shall share ratably with the holders of Common Stock and any other stock ranking on liquidation junior to the Convertible Preferred Stock in the assets available for distribution, with such distributions to be made as if each share of Convertible Preferred Stock had been converted into the number of shares of Common Stock issuable upon the conversion of such holder's shares of Convertible Preferred Stock immediately prior to any such Liquidation Event or Extraordinary Transaction; provided, however, that if, upon any Liquidation Event or Extraordinary Transaction, the amounts payable with respect to the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock shall share ratably any distribution of assets in proportion to the full preferential amounts to which they are entitled. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock into Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event or Extraordinary Transaction.

          (b)    Notice.    Prior to the occurrence of any Liquidation Event or Extraordinary Transaction, the Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event or Extraordinary Transaction, stating in detail the amount(s) per share of Convertible Preferred Stock each holder of Convertible Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in detail the facts upon which such amount was determined.

        5.    Redemption.

          (a)    Redemption Events.

              (i)  The holder or holders of not less than fifty percent (50%) in voting power of the outstanding Convertible Preferred Stock may require the Corporation to redeem the outstanding Convertible Preferred Stock in three equal installments with the first such installment for thirty-three and one-third percent (33 1/3%) of the then outstanding shares of Convertible Preferred Stock being due and payable on June 8, 2004, the second such installment for fifty percent (50%) of the then outstanding shares of Convertible Preferred Stock being due and payable on June 8, 2005, and the third and final such installment for all remaining outstanding shares of Convertible Preferred Stock being due and payable on June 8, 2006.

             (ii)  Notice. An election pursuant to subparagraph (i) of this Section A.5(a) shall be made by such holders giving the Corporation and each other holder of Convertible Preferred Stock not less than fifteen (15) days prior written notice, which notice shall set forth the date for such redemption.

          (b)    Redemption Date; Redemption Price.    Upon the election of the holders of not less than fifty percent (50%) of the voting power of the outstanding Convertible Preferred Stock to cause the Corporation to redeem the Convertible Preferred Stock pursuant to Section A.5(a)(i), all holders of Convertible Preferred Stock shall be deemed to have elected to cause the Convertible Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section A.5(a) shall be referred to as a "Convertible Preferred Redemption Date." The redemption price for each share of Convertible Preferred Stock redeemed pursuant to Section A.5 shall be an amount in cash equal to (i) the Convertible Base Liquidation Preference Amount plus (ii) any accumulated but unpaid dividends on such share of Convertible Preferred Stock pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued with respect to such share of Convertible Preferred Stock pursuant to Section A.5(c) to which such holder of Convertible Preferred Stock is entitled (collectively, the "Convertible Preferred Redemption Price"). The aggregate Convertible Preferred Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Convertible Preferred Stock on the Convertible Preferred Redemption Date, subject to Section A.5(c). Until the full Convertible Preferred Redemption Price has been paid to such holders for all shares of Convertible Preferred Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation (other than the Convertible Preferred Stock in accordance with Section A.5(d)); and (B) no shares of capital stock of the Corporation (other than the Convertible Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or made available for a sinking fund or set aside or made available for the purchase, redemption or acquisition thereof.

          (c)    Redemption Prohibited.    If, at a Convertible Preferred Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Convertible Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Certificate. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5, then during the period from the applicable Convertible Preferred Redemption Date through the date on which such shares are redeemed, the applicable Convertible Preferred Redemption Price of such shares shall bear interest at the per annum rate of the greater of (i) 12% or (ii) 5% over the Citibank prime rate published in the Wall Street Journal on such Convertible Preferred Redemption Date, compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Convertible Preferred Redemption Date.

          (d)    Dividend After Convertible Preferred Redemption Date.    From and after a Convertible Preferred Redemption Date, no shares of Convertible Preferred Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; provided, however, that in the event that shares of Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(c) until the date on which such shares are actually redeemed by the Corporation.

          (e)    Surrender of Certificates.    Upon receipt of the applicable Convertible Preferred Redemption Price by certified check or wire transfer, each holder of shares of Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Convertible Preferred Stock, and each surrendered certificate shall be cancelled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section A.5(a)(i) or the Corporation is prohibited from redeeming all shares of Convertible Preferred Stock as provided in Section A.5(c), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Preferred Stock not so redeemed.

        6.    Conversion.    The holders of the Convertible Preferred Stock shall have the following conversion rights:

          (a)    Voluntary Conversion.    The holders of shares of Convertible Preferred Stock shall be entitled at any time, upon the written election of the holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of Convertible Preferred Stock, without the payment of any additional consideration, to cause each (but not less than all) of the outstanding shares of Convertible Preferred Stock to be converted into (i) the number of fully paid and nonassessable shares of Common Stock (as hereinafter defined) which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Preferred Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Preferred Stock and (ii) one (1) fully paid and non-assessable share of Redeemable Preferred Stock per share of Convertible Preferred Stock. Upon the election to so convert in the manner and on the basis specified in the preceding sentence, all holders of the Convertible Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock pursuant to this Section A.6. Upon the filing of this Certificate with the Delaware Secretary of State, the

  "Conversion Price" for each share of Convertible Preferred Stock shall be $2.564103, and the "Conversion Value" for each share of Convertible Preferred Stock shall be $6.37542. The Conversion Price per share of Convertible Preferred Stock shall be subject to adjustment from time to time as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Redeemable Preferred Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Redeemable Conversion Rate." If the holders of shares of Convertible Preferred Stock elect to convert the outstanding shares of Convertible Preferred Stock at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall become part of the Redeemable Liquidation Preference Amount, and shall become payable and shall be paid in full upon a Liquidation Event (as set forth in Section B.4) or redemption of the Redeemable Preferred Stock (as set forth in Section B.5).

          (b)    Automatic Conversion Upon QPO.    Each share of Convertible Preferred Stock shall automatically be converted, without the payment of any additional consideration (except as set forth in the final paragraph of this Section A.6(b)), into shares of Common Stock and Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first QPO (as defined below in this Section A.6(b)); provided that if a closing of a QPO occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock as provided herein immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Redeemable Conversion Rate in effect upon the closing of the QPO, as provided in Section A.6(a). "QPO" and "Qualified Public Offering" mean a firm commitment public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds after deducting underwriting discounts and commissions attributable to sales for the account of the Corporation exceed $20,000,000 at a per share price to public (as set forth in the final prospectus in connection with such public offering) (the "Price to Public") equal to at least three (3) times the Conversion Price, and (ii) either all shares of Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering or contemporaneously with such offering for cash or, as provided in Section B.5(a), cash and Redemption Notes in an amount sufficient to redeem all such shares of Redeemable Preferred Stock are segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock or are issued and delivered to the holders of shares of Redeemable Preferred Stock, as applicable, in connection with the redemption thereof pursuant to Section B.5(a)(i).

          If the holders of shares of Convertible Preferred Stock are required to convert the outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(b) at a time when there are any accumulated but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

          (c)    Procedure for Voluntary Conversion; Effective Date.    Upon election to convert pursuant to Section A.6(a), each holder of Convertible Preferred Stock (i) shall provide written notice of conversion (the "Voluntary Conversion Notice") to the Corporation and (ii) shall surrender the certificate or certificates representing its Convertible Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, or shall deliver an Affidavit of Loss with respect to such certificates. The Voluntary Conversion Notice shall specify (i) the number of shares of Convertible Preferred Stock held by such holder, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock and Redeemable Preferred Stock to be issued upon such conversion and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. The issuance by the Corporation of shares of Common Stock and Redeemable Preferred Stock upon a conversion of Convertible Preferred Stock pursuant to Section A.6(a) hereof shall be effective as of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss and regardless of such effectiveness with respect to any particular shares of Convertible Preferred Stock, during the time that shares of Convertible Preferred Stock are being converted pursuant to the procedure set forth in this Section A.6(c), the outstanding shares of Convertible Preferred Stock shall be treated for all purposes as converted into shares of Redeemable Preferred Stock and Common Stock. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section A.6(c), in the event that the holders of shares of Convertible Preferred Stock elect to convert such shares pursuant to Section A.6(a) in connection with any Liquidation Event, Extraordinary Transaction or initial public offering not constituting a QPO, then (i) the Voluntary Conversion Notice shall be delivered to the Corporation prior to the effective date of or record date for (as applicable) such Liquidation Event, Extraordinary Transaction or initial public offering and such Voluntary Conversion Notice shall be effective as of, and shall in all cases be subject to, the occurrence of such Liquidation Event or closing of such Extraordinary Transaction or initial public offering and (ii) if such Liquidation Event, Extraordinary Transaction or initial public offering occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions (x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event, Extraordinary Transaction or initial public offering; provided further that the foregoing shall not be construed to provide or require the registration of any shares of Common Stock for sale and (y) for the payment of the Redeemable Liquidation Preference Amount (as defined in Section B.4) in connection with any Liquidation Event or the redemption of the Redeemable Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Extraordinary Transaction or initial public offering, if applicable, as provided herein.

          (d)    Procedure for Automatic Conversion.    As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Preferred Stock shall be converted automatically into shares of Common Stock and Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a) and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Convertible Preferred Stock shall be given prior written notice of the occurrence of a QPO in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the payment for the shares of Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i)) unless certificates evidencing such shares of the Convertible Preferred Stock being converted, or an Affidavit or Affidavits of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Preferred Stock has been converted (or the payment to which such holder is entitled as provided below and in Sections A.6(b) and B.5(a)(i)). All accrued and unpaid Convertible Cumulative Dividends shall be paid in full prior to or upon the closing of such QPO. Certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Redeemable Preferred Stock into which the shares of the Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date. Notwithstanding anything to the contrary set forth in this Section A.6(d), the Corporation may deliver, in lieu of certificates for Redeemable Preferred Stock, a payment in an amount and form determined pursuant to Section B.5(b) hereof on account of the redemption of such Redeemable Preferred Stock, and upon such payment the Redeemable Preferred Stock into which such Convertible Preferred Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

          (e)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock and Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

          (f)    No Closing of Transfer Books.    The Corporation shall not close its books against the transfer of shares of Convertible Preferred Stock in any manner which would interfere with the timely conversion of any shares of Convertible Preferred Stock.

        7.    Adjustments.    The Conversion Price in effect from time to time shall be subject to adjustment from and after January 15, 1999, and regardless of whether any shares of Convertible Preferred Stock are then issued and outstanding as follows:

          (a)    Adjustments to Conversion Price.

            (i)    Stock Dividends, Subdivisions and Combinations.    Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.7(a)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

            (ii)    Sale of Common Stock.    In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury, but excluding (i) up to an aggregate of 4,349,076 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like) issued to officers, Directors, employees of, or consultants, advisors, independent contractors to the Corporation (collectively, "Eligible Employees") pursuant to the Corporation's 1997 Stock Option Plan, as amended, 1999 Stock Option Plan, as amended, and any other plan(s) approved by vote or written consent of the holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of Convertible Preferred Stock (collectively, the "Plan") upon the exercise of options or other rights issued to such Eligible Employees pursuant to the Plan, and (ii) shares issued under the Plan in an amount equal to the number of shares subject to any currently outstanding options that are cancelled or terminated or that expire (collectively, the "Excluded Shares"), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

              (A)  the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

              (B)  the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares), plus (Y) the number of such additional shares of Common Stock so issued.

            (iii)    Sale of Options, Rights or Convertible Securities.    In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

              (A)  the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

              (B)  the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

            (iv)    Expiration or Change in Price.    If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(a)(iii) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7(a) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

          (b)    Other Adjustments.    In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock and Redeemable Preferred Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

          If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          (c)    Mergers and Other Reorganizations.    If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

          (d)    Calculations.    All calculations under this Section A.7 shall be made to the nearest cent or to the nearest one one-hundredth (1/100) of a share, as the case may be.

          (e)    Certificate of Adjustment    Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Preferred Stock.

        8.    Covenants.    So long as any shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) shall be outstanding, the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) and having obtained the affirmative vote or written consent of the holders of more than fifty percent (50%) in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable), voting as a single class, with each share of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder:

          (a)   effect (i) any Extraordinary Transaction or other sale or transfer of all or substantially all of the properties and assets of any direct or indirect subsidiary of the Corporation, (ii) any recapitalization of the Corporation or any direct or indirect subsidiary of the Corporation or (iii) any other transaction or series of related transactions in which more than 50% of the voting power of the Corporation or any direct or indirect subsidiary of the Corporation is transferred;

          (b)   dissolve, liquidate or wind up its operations or dissolve, liquidate or wind up the operations of any direct or indirect subsidiary of the Corporation;

          (c)   directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock except for (i) redemption of Convertible Preferred Stock or Redeemable Preferred Stock pursuant to and as provided in this Certificate, (ii) redemption or repurchase of Common Stock issued pursuant to the Plan from Eligible Employees (as defined in Section A.7(a)(ii)) pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof, or (iii) repurchase of Common Stock pursuant to and only to the extent required by the Amended and Restated Stockholders' Agreement dated effective June 8, 1998, by and among PROS Revenue Management, Inc., the Investors, the Founding Stockholders and the Stockholders (as defined therein), without regard to any subsequent amendment thereto, and as modified by that certain Supplemental Agreement effective May 1, 1997, by and between PROS Revenue Management, Inc. and E. Andrew Boyd;

          (d)   propose or adopt any amendment to this Certificate, any amendment to the Corporation's Certificate of Incorporation or Bylaws or propose or adopt any certificate of designations, preferences and rights for another series of the Corporation's capital stock that eliminates, amends or restricts or otherwise adversely affects the rights and preferences of the Convertible Preferred Stock or the Redeemable Preferred Stock, or increase the authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock;

          (e)   declare or make dividend payments or other distributions on any shares of Common Stock or any other class of the Corporation's capital stock;

          (f)    create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Redeemable Preferred Stock;

          (g)   increase the size of the Board of Directors to more than eight (8) members;

          (h)   pay any bonuses to the Corporation's executive officers unless any such bonus shall have been unanimously approved by the compensation committee of the Board of Directors;

          (i)    approve the issuance of any capital stock or equity interests of any direct or indirect subsidiary of the Corporation; or

          (j)    approve any amendment to the certificate of incorporation, bylaws, operating agreement or other governing document of any direct or indirect subsidiary of the Corporation.

          Further, the Corporation and each direct or indirect subsidiary of the Corporation shall not, by amendment of this Certificate of Incorporation or any certificate of designations, preferences and rights for another series of the Corporation's capital stock or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and each direct and indirect subsidiary of the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock set forth in this Certificate of Incorporation against impairment. Any successor to the Corporation or any direct or indirect subsidiary of the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Redeemable Preferred Stock.

        9.    Notice

          (a)    Liquidation Events, Extraordinary Transactions, Etc.    In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), any Extraordinary Transaction (as defined in this Section A.9(a)), QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least twenty (20) business days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          The following transactions shall be deemed "Extraordinary Transactions."

            (I)   the sale, lease or other disposition of (whether in one transaction or a series of related transactions) all or substantially all of the assets or business of the Corporation and its direct or indirect subsidiaries;

            (II)  a merger or consolidation of the Corporation with or into another entity or any other transaction or series of related transactions, in any such case in connection with or as a result of which the Corporation is not the surviving entity or the owners of the Corporation's outstanding equity securities prior to the transaction or series of related transactions do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity;

            (III) any purchase by any party of shares of capital stock of the Corporation or any direct or indirect subsidiary of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation or the equity interests of such subsidiary, as applicable, immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

            (IV) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation.

          (b)    Waiver of Notice.    The holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

          (c)    General.    In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable).

        10.    No Reissuance of Convertible Preferred Stock.    No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

B.    REDEEMABLE PREFERRED STOCK

        1.    Designation; Ranking.    A total of three million nine hundred twenty-one thousand three hundred and twelve (3,921,312) shares of the Corporation's Preferred Stock shall be designated as Redeemable Preferred Stock, $.001 par value per share (the "Redeemable Preferred Stock").

        2.    Election of Directors; Voting.

          (a)    Election of Directors.    The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect two (2) Directors. Such Directors shall be the candidates receiving the highest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock (the "Redeemable Preferred Stock Director Designees"), with votes cast against such candidate and votes withheld having no legal effect. The election of the Redeemable Preferred Stock Director Designees by the holders of the Redeemable Preferred Stock shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or (iv) by the unanimous written consent of holders of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Convertible Preferred Stock, the Convertible Preferred Stock Director Designees then serving on the Corporation's board of directors shall continue in such capacity as the Redeemable Preferred Stock Designees. If at any time when any share of Redeemable Preferred Stock is outstanding either Redeemable Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

          (b)    Voting Generally.    Except with respect to (i) the provision of consent, or lack thereof, to those actions identified in Section A.8, (ii) the election of the Redeemable Preferred Stock Director Designees pursuant to Section B.2(a), and (iii) the election to redeem the Redeemable Preferred Stock pursuant to Section B.5, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware.

          (c)    Waiver of Notice.    The holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of Redeemable Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

        3.    Dividends.    The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative (non-compounding) dividends on the Redeemable Preferred Stock in cash, at the rate per annum of 3% of $4.46279 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock), or $0.13388 per share of Redeemable Preferred Stock (a "Redeemable Cumulative Dividend"). Such dividends will accrue commencing as of the date of issuance of the Redeemable Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Cumulative Dividends shall become due and payable with respect to any share of Redeemable Preferred Stock as provided in Section B.4 and Section B.5. So long as any shares of Redeemable Preferred Stock are outstanding and either the

Redeemable Cumulative Dividends or the Convertible Cumulative Dividends, have not been paid in full in cash: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation ranking junior to the Redeemable Preferred Stock; and (B) no shares of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof except as permitted by Section A.8(c)(iv). All numbers relating to the calculation of dividends pursuant to this Section B.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Redeemable Preferred Stock.

        4.    Liquidation.    Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $4.46279 per share of Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of clauses (a) and (b) being referred to herein as the "Redeemable Base Liquidation Amount"), plus (c) any accumulated but unpaid dividends or other amounts due in respect of the shares Convertible Preferred Stock converted into such shares of Redeemable Preferred Stock, plus (d) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Redeemable Preferred Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the "Redeemable Liquidation Preference Amount"; provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Redeemable Liquidation Preference Amount are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

        5.    Redemption.

          (a)    Redemption Events.

            (i)    Upon Election of Holders upon a QPO.    Upon the election of the holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all, except as set forth in the third sentence of this Section B.5(a)) of the outstanding shares of Redeemable Preferred Stock upon the closing of the QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of the Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of the QPO. In the event that the principal underwriter for the QPO shall reasonably and in good faith request in writing, or cause the Corporation to so request in writing, that the holders of Redeemable Preferred Stock waive the holders' right to elect to have such holder's shares of Redeemable Preferred Stock redeemed pursuant to this Section B.5(a)(i) and the holders of sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares of the Redeemable Preferred Stock agree to so waive such redemption election, then all outstanding shares of Redeemable Preferred Stock shall be exchanged, without the payment of additional consideration, for notes of the Corporation ("Redemption Notes") in an aggregate principal amount equal to the aggregate Redemption Price (as defined in Section B.5(b) below), which Redemption Notes shall (i) mature on the second anniversary of the effective date of such QPO and (ii) bear interest on the outstanding principal balance thereof at the rate of ten percent (10%) per annum, which interest shall accrue daily in arrears and be paid on the last day of each month, commencing on the last day of the first month following the effective date of such QPO; provided, however, that in no event shall such interest rate exceed the Maximum Permitted Rate.

            (ii)    Upon Election of Corporation upon a QPO.    The Corporation may elect to redeem all (but not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock at any time upon the closing of a QPO. The foregoing election shall be made by the Corporation giving each holder of Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of a QPO.

            (iii)    Lapse of Time.

              (A)  At any time after the later of the first anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and June 8, 2004, on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem up to thirty-three percent (33%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

              (B)  At any time after the later of the second anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and June 8, 2005, on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem up to sixty-six percent (66%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

              (C)  At any time after the later of the third anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 (other than in connection with an Extraordinary Transaction) and June 8, 2006, on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem up to one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

            (iv)    Upon Extraordinary Transactions.    Upon the election of the holder or holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding Redeemable Preferred Stock, the Corporation shall redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock upon the occurrence of an Extraordinary Transaction (as defined in Section A.9(a)) or public offering not constituting a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Stock, as applicable) not less than five (5) days prior written notice, which notice shall set forth the date for such redemption.

            (v)    Upon Election of Corporation.

              (A)  At any time after the later of the first anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and June 8, 2004, the Corporation may redeem thirty-three percent (33%) (but not less than thirty-three percent (33%)) of the outstanding shares of Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of Redeemable Preferred Stock written notice not less than five (5) days prior to the date for such redemption.

              (B)  At any time after the later of the second anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and June 8, 2005, the Corporation may redeem sixty-six percent (66%) (but not less than sixty-six percent (66%) of the outstanding shares of Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of the Redeemable Preferred Stock written notice not less than five (5) days prior to such redemption.

              (C)  At any time after the later of the third anniversary of the date of the conversion of the Convertible Preferred Stock as set forth in Section A.6 and June 8, 2006, the Corporation may redeem one hundred percent (100%) (but not less than one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock. The foregoing election shall be made by the Corporation giving each holder of the Redeemable Preferred Stock written notice not less than five (5) days prior to such redemption.

          (b)    Redemption Date; Redemption Price.    Any holder of Redeemable Preferred Stock may exercise such holder's right of redemption pursuant to Section B.5(a)(iii) by such holder giving the Corporation not less than ten (10) days prior written notice, which notice shall set forth the date for such redemption. Upon the election of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock pursuant to Section B.5(a)(i) or (a)(iv), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section B.5(a) shall be referred to as a "Redemption Date." The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Redeemable Liquidation Preference Amount (the "Redemption Price"). The aggregate Redemption Price shall be payable in cash in immediately available funds on the Redemption Date. Until the aggregate Redemption Price, including any interest thereon, has been paid in cash for all shares of Redeemable Preferred Stock redeemed as of the applicable Redemption Date or Redemption Notes have been issued pursuant to Section B.5(a)(i); (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with Section B.5(d)); and (B) no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

          (c)    Redemption Prohibited.    If, at a Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware, subject to the last paragraph of Section A.8. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Certificate. In the event that the Corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section B.5 (other than pursuant to the third sentence of Section B.5(a)(i)), including without limitation due to a prohibition of such redemption under the General Corporation Law of the State of Delaware, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of ten percent (10%) per annum, with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest rate exceed the Maximum Permitted Rate.

          (d)    Dividend After Redemption Date.    From and after the closing of a QPO or an Extraordinary Transaction or a public offering not constituting a QPO (in the case of a redemption pursuant to Section B.5(a)(i) or (iv)) or the date specified for redemption in the election notice as set forth in Section B.5(a)(ii) or (v) or Section B.5(b), no shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; provided, however, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

          (e)    Surrender of Certificates.    Upon receipt of the applicable Redemption Price by certified check or wire transfer or receipt of the Redemption Notes pursuant to the third sentence of Section B.5(a)(i), each holder of shares of Redeemable Preferred stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock (or the holders of Convertible Preferred Stock, as applicable), and each surrendered certificate shall be canceled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section B.5(a)(iii)(A) or the Corporation has exercised its right pursuant to Section B.5(a)(v)(A), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.

        6.    Notice.    In the event that the Corporation provides or is required to provide notice to any holder of Convertible Preferred Stock or any holder of Common Stock in accordance with the provisions of this Certificate (including the provisions of Section A.9) and/or the Corporation's bylaws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

        7.    No Reissuance of Redeemable Preferred Stock.    No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

        8.    Covenants.    So long as any shares of Redeemable Preferred Stock shall be outstanding, the provisions of Section A.8 shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Convertible Preferred Stock.

COMMON STOCK

        Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

        (a)   dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise;

        (b)   the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

        (c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests to the exclusion of the holders of Preferred Stock.

ARTICLE V

        The name and address of the sole incorporator is John J. Gilluly III, Gray Cary Ware & Freidenrich LLP, 1221 South MoPac Expressway, Suite 400, Austin, TX 78746-6875.

ARTICLE VI

        The Corporation is to have a perpetual existence.

ARTICLE VII

        Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

        No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

        The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.

ARTICLE IX

        All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

        In furtherance of and not in limitation of the foregoing provisions of this Article IX, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE X

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Dated: August 29, 2002
/s/ JOHN J. GILLULY III John J. Gilluly III, Sole Incorporator

QuickLinks

CERTIFICATE OF INCORPORATION OF PROS HOLDINGS, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
PREFERRED STOCK
A. SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
B. REDEEMABLE PREFERRED STOCK
COMMON STOCK
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X